Exhibit 10.1

August 29, 2008

Personal and Confidential

Scott Friedman

s_fritos@yahoo.com

Dear Scott:

On behalf of Internet Brands, Inc. (the “Company”), we are pleased to offer you the position of Chief Financial Officer with a commencement date of August 29, 2008.  In this capacity, you will report directly to me and will be responsible for providing financial leadership and overall company leadership as a key member of our executive team.

You will receive an annual base salary of $230,000, paid bi-weekly in accordance with the Company’s normal payroll procedures.  Your annual bonus target will be $30,000, and you will be eligible to receive up to 150% of the bonus target based on Company performance objectives established annually by the board.  Bonus payments are calculated and paid quarterly subject to review and approval by the compensation committee of the board.

You will receive 35,000 shares of restricted stock, subject to board approval.  These shares will vest 33.3% per year on each anniversary of your grant date for three (3) years.  You will also receive 70,000 stock options, subject to board approval.  These options will vest 20% upon grant date with the remainder vesting 20% per year on each anniversary of your grant date for four (4) years. The equity agreements will provide for acceleration of 50% of any unvested equity if there is a change of control of the Company.

As a senior executive of the Company, you will also be entitled to receive six (6) months of base salary plus benefits as severance if you are terminated without cause, pursuant to the terms of an executive severance agreement.  After one (1) year of continued employment, this severance shall increase to nine (9) months of base salary plus benefits, pursuant to the terms of an executive severance agreement.

As a Company employee, you are eligible to receive certain employee benefits.   You will be eligible on the first of the month following your day of hire to be covered by the company’s healthcare plans.  The Company offers a choice of a high or low option HMO as well as a PPO medical plan, along with dental and vision plans.  In addition, as a senior executive of the Company, you will be eligible to receive term life insurance up to

$500,000 and accidental death and dismemberment insurance up to $750,000 funded by the Company.  You are also eligible to participate in the company’s other employee benefit plans as they become available.  Information, enrollment forms and processes for all benefits will be made available to you by our Human Resources Department.  If you would like to enroll in our benefits program, your enrollment application must be received within your first 30 days of employment or you will forfeit coverage for the plan year.

Upon the completion of a 90-day Introductory Period, you are entitled to accrue PTO (Personal Time Off), which will accrue at the rate of 10 hours per month, up to a cap of 120 hours. You should note that the Company might modify salaries and benefits from time to time, as it deems necessary.

You should be aware that your employment with the Company is for no specified period and constitutes at will employment.  As a result, you are free to resign at any time, for any reason or for no reason.  Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice.

This offer is conditional upon the results of your background investigation. It is also conditional upon your providing to the company within three (3) business days of your date of hire, documentary evidence of your identity and eligibility for employment in the United States. Unless such documentation is provided to us you will be terminated.

You agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.

Internet Brands, Inc. recognizes that from time to time disputes will occur. Therefore, any dispute or controversy arising out of or relating to your employment or its termination, which could have been brought in a court of law, will be resolved by arbitration and not in court. This offer is conditional upon your returning to us a signed copy of the Arbitration Agreement, which we will provide you upon your arrival.

As a Company employee, you will be expected to abide by company rules and regulations. You will be specifically required to sign an acknowledgment that you have read and understand the company rules of conduct, which will be included in a handbook.  You will be expected to sign and comply with an Employment, Confidential Information and Invention Assignment Agreement which require, among other provisions, the assignment of patent rights to any invention made during your employment at the Company and non-disclosure of proprietary information.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me.  This letter, along with the agreement relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral.  This letter may not be modified or amended except by a written agreement, signed by an officer of the Company and by you.

Scott, we are very excited about having you join the Company and look forward to working with you on the senior management team.

Sincerely,

/s/ Robert N. Brisco
Bob Brisco
Chief Executive Officer.

I have read and understand all the terms and conditions of this offer letter and voluntarily accept and agree to them.

ACCEPTED AND AGREED TO:

/s/ Scott Friedman
Scott Friedman